Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lamar Media Corp:

We consent to the use of our reports (a) dated February 27, 2012, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and comprehensive income (deficit), and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2011, and (b) dated February 27, 2012, with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and comprehensive income (deficit), and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2011, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

KPMG LLP

Baton Rouge, Louisiana

January 24, 2013